Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 4, 2013		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS 63% INCREASE IN THIRD QUARTER 2013 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.1 billion bank holding company with two bank subsidiaries, announced its financial results for the third quarter of 2013.  Premier realized net income of $3,926,000 (44 cents per share) during the quarter ending September 30, 2013, a 62.8% increase from the $2,411,000 of net income reported for the third quarter of 2012.  The increase in income in 2013 is largely due to an increase in interest income on loans, a decrease in interest expense, a decrease in non-interest expense, and a decrease in the provision for loan losses.  On a diluted per share basis, Premier earned $0.44 during the third quarter of 2013 compared to $0.37 per share earned during the third quarter of 2012.  For the first nine months of 2013 Premier realized net income of $9,539,000 ($1.07 per diluted share) compared to $7,333,000 (90 cents per diluted share) earned during the first nine months of 2012.

President and CEO Robert W. Walker commented, “We have many in our organization to thank for our excellent earnings performance this quarter, from new loan production, to successful loan collections, to those who continue to meet the needs of our deposit customers in a friendly and informative manner.  Loan growth was the primary driver of earnings this quarter along with a reduced provision for loan losses as we continue to realize opportunities to liquidate troubled assets for reasonable values.  Lower expenses also contributed to our earnings performance, in the form of lower interest expense and lower operating expenditures.  Also, we recently announced our newest branch location in Chevy Chase, Maryland and we are pleased with the initial reaction of new customers to our Premier franchise.”

Net interest income for the quarter ending September 30, 2013 totaled $12.027 million, compared to $11.017 million of net interest income earned during the third quarter of 2012.  When compared to the third quarter of 2012, net interest income increased by $1,010,000, or 9.2%, largely due to an $856,000 increase in interest income on loans and a $359,000 decrease in interest expense paid on deposits.  In the third quarter of 2013, interest income on loans included $1,157,000 from the recognition of deferred interest and purchase discounts on loans liquidated during the quarter.  This amount compares to $641,000 of deferred interest and purchase discounts on loans recognized on loans liquidated during the third quarter of 2012.  Excluding the recognition of these purchase discounts and deferred interest, interest income on loans increased by $340,000, or 3.2%, in the third quarter of 2013 largely due to a higher average balance of loans outstanding.  Conversely, interest income from investments decreased by $253,000, or 14.1%, in the third quarter of 2013 compared to the third quarter of 2012.  However this decrease in interest income was more than offset by $398,000 of interest expense savings during the third quarter of 2013.  When compared to the third quarter of 2012, interest expense on deposits decreased by $359,000, or 26.5%, during the third quarter of 2013, while interest expense on short- and long-term borrowings decreased by $39,000, or 18.6%, during the third quarter of 2013.

Exhibit 99.1 - Continued

During the quarter ending September 30, 2013, Premier recorded a $50,000 provision for loan losses compared to a $1,260,000 provision for loan losses recorded during the same period of 2012.  The decrease in the provision expense in 2013 is largely due to a reduction in specific reserves on impaired loans, partially offset by an increase in the allowance for loan losses related to growth in the loan portfolio.  The higher provision expense in the third quarter of 2012 was largely due to an increase in the estimated credit risk in the loan portfolio resulting not only from specific reserve allocations on an increase in non-accrual loans during that quarter last year, but also for the increase in total loans outstanding during the third quarter of 2012.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The extended decline in economic conditions is still having an impact on borrowers’ repayment abilities; however both non-accrual loans and accruing loans 90+ days past due have decreased since year-end 2012.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans decreased by $502,000 in the third quarter of 2013 when compared to the same quarter of 2012, while recoveries of loans previously charged-off decreased by $211,000 during the same period comparison.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending September 30, 2013 totaled $5.893 million compared to $6.241 million in the third quarter of 2012.  The $348,000 decrease in net overhead when compared to the third quarter of 2012 is largely due reductions in expenses and losses related to other real estate owned, loan collection expenses, taxes not on income, and occupancy and equipment expenses.  Non-interest income increased by $23,000, or 1.4%, in the third quarter of 2013 when compared to the third quarter of 2012, largely due to a $12,000, or 2.4%, increase in electronic banking income, and an increase in the collection of late fees on loans which more than offset a $36,000, or 3.9%, decrease in service charges on deposit accounts.  Non-interest expenses decreased by $325,000, or 4.1%, in the third quarter of 2013 compared to the third quarter of 2012.  Decreases in non-interest expenses include a $75,000, or 39.7%, decrease in collection costs, a $212,000, or 57.0%, decrease in expenses related to other real estate owned, a $38,000, or 20.3% decrease in local non-income based taxes and a $73,000, or 6.4% decrease in occupancy and equipment expenses.  These expense decreases more than offset a $110,000 increase in FDIC insurance expense, a $31,000 increase in professional fees and a $21,000 increase in staff costs.

Not included in net overhead costs, but certainly improving net income in 2012, Premier also realized a $273,000 gain on the early call of an investment security during the third quarter of 2012.  This gain compares to a $72,000 gain realized on the sale of investment securities in the third quarter of 2013.

Exhibit 99.1 - Continued

Total assets as of September 30, 2013 were down $8.9 million, or 0.8%, from the $1.1 billion of total assets at year-end 2012.  The decrease in total assets since year-end is largely due to a $42.6 million, or 15.0%, decrease in investment securities, partially offset by a $27.4 million, or 3.9%, increase in total loans outstanding.  The proceeds from the net reduction in these earning assets were used to satisfy a $6.3 million, or 0.7%, decrease in total deposits, an $11.5 million reduction in customer repurchase agreements and to reduce other borrowings by $1.6 million, or 10.3%.  The overall decrease in deposits is due to a $16.9 million, or 8.0%, decrease in certificates of deposit and individual retirement accounts (IRA’s) under $100,000 and a $3.0 million, or 1.5%, decrease in non-interest bearing deposit accounts.  These decreases were partially offset by a $5.7 million, or 3.5%, increase in interest bearing transaction accounts, a $7.0 million, or 3.3%, increase in savings and money market accounts and a $961,000, or 0.7% increase in certificates of deposit over $100,000.  To supplement short-term funding needs from the increase in loans, Premier borrowed $5.0 million from the Federal Home Loan Bank of Pittsburgh (FHLB) on a short-term basis rather than sell investment securities in an effort to maximize interest yields.  The average rate paid on the FHLB borrowing during the third quarter of 2013 was 0.12%, resulting in interest expense of approximately $1,000 during the quarter.  To also supplement short-term funding needs, Premier borrowed $2.2 million of federal funds purchased as of September 30, 2013.  These overnight funds are typically in response to short-term funding needs rather than incurring borrowings for a minimum monthly period from the FHLB.

Shareholders’ equity of $147.1 million equaled 13.2% of total assets at September 30, 2013, which compares to shareholders’ equity of $144.3 million, or 12.9% of total assets at December 31, 2012.  The increase in shareholders’ equity was largely due to the $9.5 million of net income during the first nine months of 2013 partially offset by dividends declared on common stock and Premier’s Series A Preferred Stock.  Also decreasing total shareholders’ equity at September 30, 2013 was a $4.2 million, net of tax, decrease in the market value of the investment portfolio available for sale due to the rise in long-term interest rates during 2013.

Certain Statements contained in this news release, including, without limitation, statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Exhibit 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the period ending September 30, 2013

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine-Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2013	2012	2013	2012
Interest Income	13,192	12,580	36,924	38,752
Interest Expense	1,165	1,563	3,664	5,009
Net Interest Income	12,027	11,017	33,260	33,743
Provision for Loan Losses	50	1,260	550	2,960
Net Interest Income after Provision	11,977	9,757	32,710	30,783
Non-Interest Income	1,686	1,663	4,764	4,812
Gain on Disposition of Securities	72	273	220	273
Non-Interest Expenses	7,579	7,904	22,775	24,564
Income Before Taxes	6,156	3,789	14,919	11,304
Income Taxes	2,230	1,378	5,380	3,971
NET INCOME	3,926	2,411	9,539	7,333
Discount on Redemption of Preferred Stock	-	904	-	904
Preferred Stock Dividends and Accretion	(165)	(297)	(495)	(908)
Net Income Available to Common Shareholders	3,761	3,018	9,044	7,329

EARNINGS PER SHARE	0.47	0.38	1.13	0.92
DILUTED EARNINGS PER SHARE	0.44	0.37	1.07	0.90
DIVIDENDS PER SHARE	0.11	0.11	0.33	0.11

Charge-offs	203	705	595	2,485
Recoveries	127	338	729	485
Net charge-offs (recoveries)	76	367	(134)	2,000

Exhibit 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2013	2012
ASSETS
Cash and Due From Banks	30,587	32,473
Interest Bearing Bank Balances	45,058	33,536
Federal Funds Sold	855	4,236
Securities Available for Sale	241,294	283,975
Loans (net)	719,869	693,137
Other Real Estate Owned	13,739	13,366
Other Assets	28,320	27,468
Goodwill and Other Intangible Assets	32,140	32,596
TOTAL ASSETS	1,111,862	1,120,787

LIABILITIES & EQUITY
Deposits	924,304	930,583
Fed Funds/Repurchase Agreements	16,790	26,102
FHLB Advances	5,000	-
Other Borrowings	14,400	16,049
Other Liabilities	4,248	3,757
TOTAL LIABILITIES	964,742	976,491
Preferred Stockholders’ Equity	11,940	11,896
Common Stockholders’ Equity	135,180	132,400
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,111,862	1,120,787

TOTAL BOOK VALUE PER COMMON SHARE	16.85	16.63
Tangible Book Value per Common Share	12.85	12.53

Non-Accrual Loans	21,424	25,806
Loans 90 Days Past Due and Still Accruing	3,049	3,890